Exhibit 99.1

MultiSensor AI Announces Third Quarter 2024 Results

Capital raise strengthens the Company’s balance sheet positioning the Company for future growth and investment in innovation.

Houston, TX, November 12, 2024 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (the “Company” or “MSAI”), a pioneer in AI-powered industrial condition-based maintenance and process control solutions announced results for the third quarter ended September 30, 2024.

Financial Highlights:

•	Year to date revenue increased 57% year over year to $6.0 million from $3.8 million; Q3 revenue increased 7% year over year to $1.6 million from $1.5 million.
•	Overall liquidity increased as the Company’s cash position grew to $8.6 million as of September 30, 2024, from $0.2 million as of June 30, 2024.
•	Total liabilities decreased to $3.3 million as of September 30, 2024, from $14.9 million as of June 30, 2024, as the Company focuses on maintaining a conservative balance sheet.

Strategic Business Highlights:

•	Closed on a combined $26.5 million in public and private equity offerings in July 2024
•	Announced strategic partner relationships with Seek Thermal and IndustrAI Sàrl, which the Company anticipates will expand the offering of MSAI’s multi-sensor solutions to additional applications and geographies.

David Gow, MultiSensor AI’s Chair, commented: "The capital raise during the quarter is a significant step forward for the Company, strengthening our balance sheet and providing the resources we believe are needed to allow us to drive sustainable growth. It will enable us to invest in innovation, expand our capabilities, and seize new opportunities that align with our long-term vision. We believe we are well-positioned to deliver greater value to our stakeholders and to continue pushing the boundaries in our industry."

The Company’s Quarterly Report is filed with the SEC, and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com).

About MultiSensor AI

MultiSensor AI provides turnkey predictive maintenance and process control solutions, which combine cutting edge imaging and sensing technologies with AI-powered enterprise software. Powered by AWS, MSAI's software leverages a continuous stream of data from thermal imaging, visible imaging, acoustic imaging, vibration sensing, and laser sensing devices to provide comprehensive, real-time condition monitoring for a customer's critical assets, processes, and manufactured outputs. This full-stack solution measures heat, vision, vibration, and gas in the surrounding environment, helping companies gain predictive insights to better manage their asset reliability and manufacturing processes. MSAI Cloud and MSAI Edge software solutions are deployed by organizations to protect critical assets across a wide range of industries including distribution & logistics, manufacturing, utilities, and oil & gas.

For more information, please visit https://www.multisensorai.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as "will," "believe," "anticipate," "expect," "estimate," "intend," "plan," or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s expectations regarding its financial outlook, strategic priorities and objectives, future plans, plans to expand to additional applications and geographies, business prospects and financial performance. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including the "Risk Factors" section of the Company's Annual Report on Form 10-Q filed with the SEC on November 12, 2024 and the Company's other periodic filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media & Investor Contact:

Alpha IR Group

Mike Cummings or Griffin Morris

MSAI@alpha-ir.com

Source: MultiSensor AI, Inc.

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue, net	$1,602	$1,499	$6,002	$3,816
Cost of goods sold (exclusive of depreciation)	533	452	2,240	1,476
Inventory impairment	2,038	—	2,272	1,386
Operating expenses:
Selling, general and administrative	6,098	2,848	12,072	8,518
Share-based compensation expense	29	89	3,355	262
Depreciation	307	223	878	624
Loss (gain) on asset disposal	342	(1)	342	(18)
Other loss	930	—	930	—
Total operating expenses	7,706	3,159	17,577	9,386
Operating loss	(8,675)	(2,112)	(16,087)	(8,432)
Interest expense	—	18	4	63
Interest expense, related parties	—	19	59	51
Loss (gain) in fair value of convertible notes	—	(266)	475	(699)
Gain in fair value of warrants liabilities	—	—	(38)	—
Loss on Financing Transaction	—	—	1,381	—
Tariff refund	—	—	—	(2,401)
Other (income) expenses, net	(85)	—	893	—
Loss before income taxes	(8,590)	(1,883)	(18,861)	(5,446)
Income tax expense (benefit)	(395)	(8)	(351)	(11)
Net loss	$(8,195)	$(1,875)	$(18,510)	$(5,435)
Weighted-average shares outstanding, basic and diluted
Basic	24,268,186	539,271	16,639,114	539,271
Diluted	24,268,186	539,271	16,639,114	539,271
Net loss per share, basic and diluted
Basic	(0.34)	(3.48)	(1.11)	(10.08)
Diluted	(0.34)	(3.48)	(1.11)	(10.08)